Schedule 14A Information

                    Proxy Statement Pursuant to Section 14(a)
                          of the Securities Act of 1934

Filed by Registrant  [ X ]
Filed by a Party other than Registrant  [   ]

Check the appropriate box:

    [   ] Preliminary Proxy Statement
    [ X ] Definitive Proxy Statement
    [   ] Definitive Additional Materials
    [   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or
                        ss. 240.14a-12


                              Carey Diversified LLC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


          (Name of Person(s) Filing Proxy Statement) Michael B. Pollack

Payment of Filing Fee (Check the appropriate box):

[ X ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
      14a-6(i)(1), or 14a-6(j)(2).

[   ] $500 per each party to the  controversy  pursuant to  Exchange  Act Rule
      14a-6(i)(3).

[   ] Fee Computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of  securities  to which  transaction  applies:
             Common Stock
         (2) Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         (4) Proposed maximum aggregate value of transaction:

Set forth the amount on which the filing fee is calculated and state how it was determined:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1) Amount previously paid:
        (2) Form, Schedule or Registration Statement No.:
        (3) Filing Party:
        (4) Date Filed:

                         [letterhead-CAREY DIVERSIFIED]
[GRAPHIC-CAREY DIVERSIFIED LOGO]


                                                                  April 28, 1998



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD JUNE 9, 1998

     The Annual Meeting of the Shareholders of Carey Diversified LLC will be held at The Waldorf~Astoria, 301 Park Avenue, New York, New York on June 9, 1998 at 10:00 a.m. for the following purposes:

     1. To elect three (3) Class I Directors, each to hold office for a three year term and until their respective successors are elected and qualified.

     2. To transact such other business as may properly come before the meeting.

     The Directors have fixed the close of business on April 20, 1998 as the record date for the Shares entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously delivered your proxy.

                                              By Order of the Board of Directors


                                              /s/H. Augustus Carey
                                              --------------------
                                              H. Augustus Carey
                                              Secretary

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. SHAREHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE TELEPHONE. INSTRUCTIONS FOR USING THIS SERVICE ARE SET FORTH ON THE ENCLOSED PROXY. YOU MAY ALSO VOTE YOUR SHARES BY MARKING YOUR VOTES ON THE ENCLOSED PROXY, SIGNING AND DATING IT AND MAILING IT IN THE BUSINESS REPLY ENVELOPE PROVIDED. SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON.


Carey Diversified LLC, 50 Rockefeller Plaza, New York, NY 10020 212-492-1100
                                                            Fax 212-977-3022

                                                     CDC
                                                     Listed
                                                     NYSE
                                                     The New York Stock Exchange

                             CAREY DIVERSIFIED LLC

                                 PROXY STATEMENT
                                 April 28, 1998

     The enclosed proxy is solicited by the Directors of Carey Diversified LLC (the "Company") for use at the Annual Meeting of Shareholders to be held at The Waldorf~Astoria, 301 Park Avenue, New York, New York at 10:00 a.m. on Tuesday, June 9, 1998 (the "Annual Meeting"). The proxy may be revoked at any time prior to voting thereof by notifying the persons named in the proxy of intention to revoke, by execution and delivery of a later dated proxy (including a proxy by telephone) or by appearing at the Annual Meeting and voting in person the limited liability company interests ("Shares") to which the proxy relates. Shares represented by executed proxies will be voted, unless a different specification is indicated therein, for election as Directors of the persons named therein.

     The Proxy Statement and the enclosed proxy were mailed on April 28, 1998 to Shareholders of record at the close of business on April 20, 1998 (the "Record Date").

     Alternatively, in lieu of returning signed proxies, Shareholders of record on the Record date can vote their Shares by calling a specially designated telephone number set forth on the enclosed proxy.

     The holders of a majority of the Shares entitled to vote present at the Annual Meeting in person or represented by proxies will constitute a quorum for the transaction of business. The affirmative vote of a plurality of the Shares whose holders constitute a quorum is required to elect Directors. At the close of business on the Record Date, the Company had 24,302,955 Shares outstanding and entitled to vote. Each Share has one vote on all matters including those to be acted upon at the Annual Meeting.

     The mailing address of the Company is 50 Rockefeller Plaza, New York, New York 10020. Notices of revocation of proxies should be mailed to that address.

                              ELECTION OF DIRECTORS

     The Company has a classified Board of Directors currently consisting of three Class I Directors, three Class II Directors, and four Class III Directors, who will serve until the Annual Meetings of Stockholders to be held in 1998, 1999 and 2000, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the Directors in such class whose terms expire at such annual meeting.

     Nominees for election as Class I Directors are Steven M. Berzin, Gordon F. DuGan and Reginald Winssinger. If elected, the nominees will serve as Directors until the Company's Annual Meeting of Stockholders in 2001, and until their successors are elected and qualified. Unless otherwise specified, proxies solicited hereby will be voted for the election of the named nominees, except that in the event any of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would render any nominee named herein unavailable. All of the nominees are now members of the Board of Directors.

     The information below sets forth for each member of the Board of Directors, including each Class I nominee to be elected at the Meeting, such person's age, their principal occupations during the past five years or more, and directorships of each in public companies in addition to the Company:

             CLASS I: DIRECTOR NOMINEES TO SERVE UNTIL THE YEAR 2001

     Steven M. Berzin, age 47, Vice Chairman and Chief Legal Officer of the Company, was elected Executive Vice President, Chief Financial Officer, Chief Legal Officer and a Managing Director of W. P. Carey & Co., Inc. ("W. P. Carey & Co.") in July 1997. From 1993 to 1997, Mr. Berzin was Vice President--Business Development of General Electric Capital Corporation in the office of the Executive Vice President and, more recently, in the office of the President, where he was responsible for business development activities and acquisitions. From 1985 to 1992, Mr. Berzin held various positions with Financial Guaranty Insurance Company, the last two being Managing Director, Corporate Development, and Senior Vice President and Chief Financial Officer. Mr. Berzin was associated with the law firm of

Cravath, Swaine & Moore from 1978 to 1985 and from 1976 to 1977, he served as law clerk to the Honorable Anthony M. Kennedy, then a United States Circuit Judge. Mr. Berzin received a B.A. and M.A. in Applied Mathematics from Harvard University, a B.A. in Jurisprudence and an M.A. from Oxford University and a J.D. from Harvard Law School.

     Gordon F. DuGan, age 31, President and Chief Acquisitions Officer of the Company, was elected Executive Vice President and a Managing Director of W. P. Carey & Co. in June 1997. Mr. DuGan rejoined W. P. Carey & Co. as Deputy Head of Acquisitions in February 1997. Mr. DuGan was until September 1995 a Senior Vice President in the Acquisitions Department of W. P. Carey & Co. Mr. DuGan joined
W. P. Carey & Co. as Assistant to the Chairman in May 1988, after graduating from the Wharton School at the University of Pennsylvania where he concentrated in Finance. From October 1995 until February 1997, Mr. DuGan was Chief Financial Officer of Superconducting Core Technologies, Inc., a Colorado-based wireless communications equipment manufacturer.

     Reginald Winssinger, age 55, was elected to the Board of Directors of the Company in 1998 and is currently Chairman of the Board and Director of Horizon Real Estate Group, Inc. and National Portfolio, Inc. Mr. Winssinger has managed portfolios of diversified real estate assets exceeding $500 million throughout the United States for more than 20 years. Mr. Winssinger is active in the planning and development of major land parcels and has developed 20 commercial properties. Mr. Winssinger is a native of Belgium with more than 25 years of real estate practice, including 10 years based in Brussels, overseeing appraisals, construction and management. Mr. Winssinger holds a B.S. in Geography from the University of California at Berkeley and received a degree in Appraisal and Survey in Belgium. Mr. Winssinger presently serves as Honorary Belgium Consul to the State of Arizona, a position he has held since 1991.

           CLASS II: CONTINUING DIRECTORS SERVING UNTIL THE YEAR 1999

     Francis J. Carey, age 72, was elected in 1997 as Chairman, Chief Executive Officer and a Director of the Company. From 1987 to 1997, Mr. Carey held various positions with affiliates of the Company, including President of W. P. Carey & Co., and President and Director of CPA(R):10, CIP(TM) and CPA(R):12. Mr. Carey also served as Director of W. P. Carey & Co. from its founding in 1973 until 1997. Prior to 1987, he was senior partner in Philadelphia, head of the real estate department nationally and a member of the executive committee of the Pittsburgh-based firm of Reed Smith Shaw & McClay LLP, counsel for W. P. Carey & Co. and the Company. He served as a member of the executive committee and Board of Managers of the Western Savings Bank of Philadelphia from 1972 until its takeover by another bank in 1982, and is a former chairman of the Real Property, Probate and Trust Section of the Pennsylvania Bar Association. Mr. Carey served as a member of the Board of Overseers of the School of Arts and Sciences at the University of Pennsylvania from 1983 to 1990. He has also served as a member of the Board of Trustees and executive committee of the Investment Program Association since 1990 and on the Business Advisory Council of the Business Council for the United Nations since 1994. He holds A.B. and J.D. degrees from the University of Pennsylvania and completed executive programs in corporate finance and accounting at Stanford University Graduate School of Business and the Wharton School of the University of Pennsylvania. Mr. Carey is the father of
H. Augustus Carey and the brother of William P. Carey.

     Eberhard Faber, IV, age 61, was elected to the Board of Directors of the Company in 1998 and is currently a Director of PNC Bank, N.A., Chairman of the Board and Director of the newspaper Citizens Voice, a Director of Ertley's Motorworld, Inc., Chairman of the Board of Kings College and a Director of Geisinger Wyoming Valley Hospital. Mr. Faber served as Chairman and Chief Executive Officer of Eberhard Faber, Inc., from 1973 to 1987. Mr. Faber also served as the Director of the Philadelphia Federal Reserve Bank, including service as the Chairman of its Budget and Operations Committee from 1980 to 1986. Mr. Faber has served on the boards of several companies, including First Eastern Bank from 1980 to 1994.

     Barclay G. Jones, III, age 37, was elected to the Board of Directors of the Company in 1998 and is Vice Chairman and a Managing Director of W. P. Carey & Co. Mr. Jones joined W. P. Carey & Co. as Assistant to the President in July 1982, after his graduation from the Wharton School of the University of Pennsylvania where he majored in Finance and Economics. Mr. Jones has served as a Director of W. P. Carey & Co. since April 1992 and as a Director of the
Wharton  School  Club of New  York.  Mr.  Jones is a  director  of  CIP(TM)  and
CPA(R):14.

           CLASS III: CONTINUING DIRECTORS SERVING UNTIL THE YEAR 2000

     William P. Carey, age 67, Chairman, President and Chief Executive Officer of W. P. Carey & Co., has been active in lease financing since 1959 and a specialist in net leasing of corporate real estate property since 1964. Before founding W. P. Carey & Co., in 1973, he served as Chairman of the Executive committee of Hubbard, Westervelt & Mottelay (now Merrill Lynch Hubbard), head of Real Estate and Equipment Financing at Loeb Rhoades & Co. (now Lehman Brothers), head of Real Estate and Private Placements, Director of Corporate Finance and Vice Chairman of the Investment Banking Board of duPont Glore Forgan Inc. A graduate of the University of Pennsylvania's Wharton School of Finance, Mr. Carey is a Governor of the National Association of Real Estate Investment Trusts (NAREIT) and a Trustee of The John Hopkins University and of other educational and philanthropic institutions. He has served for many years on the Visiting Committee to the Economics Department of the University of Pennsylvania and co-founded with Dr. Lawrence R. Klein the Economics Research Institute at the University. Mr. Carey also serves as Chairman of the Board and Chief Executive Officer of CPA(R):10, CIP(TM), CPA(R):12 and CPA(R):14. Mr. Carey is the brother of Francis J. Carey and the uncle of H. Augustus Carey.

     Dr. Lawrence R. Klein, age 77, was elected to the Board of Directors of the Company in 1998 and is Benjamin Franklin Professor Emeritus of Economics and Finance at the University of Pennsylvania and its Wharton School, having joined the faculty of the University in 1958. He is a holder of earned degrees from the University of California at Berkeley and the Massachusetts Institute of Technology and has been awarded the Alfred Nobel Memorial Prize in Economic Sciences, as well as a number of honorary degrees. Founder of Wharton Econometric Forecasting Associates, Inc., Dr. Klein has been counselor to various corporations, governments and government agencies, including the Federal Reserve Board and the President's Council for Economic Advisers. Dr. Klein joined W. P. Carey & Co. in 1984 as Chairman of the Economic Policy Committee and as a Director.

     Charles C. Townsend, Jr., age 70, was elected to the Board of Directors of the Company in 1998 and currently is an Advisory Director of Morgan Stanley & Co., having held such position since 1979. Mr. Townsend was a Partner and a
Managing Director of Morgan Stanley & Co. from 1963 to 1978 and served as Chairman of Morgan Stanley Realty Corporation from 1977 to 1982. Mr. Townsend holds a B.S.E.E. from Princeton University and an M.B.A. from Harvard University. Mr.

Townsend serves as Director of CIP(TM) and CPA(R):14.

     Donald E. Nickelson, age 65, was elected to the Board of Directors of the Company in 1998 and is currently Vice-Chairman and Director of Harbour Group Industries Inc., a leveraged buy-out firm. From 1988 to 1990, he served as President of PaineWebber Group, Inc., an investment banking and brokerage firm. He is also Chairman of the Board of OmniQuip International, Inc., Del Industries and Rapid Rack Industries. He also serves as Director of Surgen, Inc. and serves as a Trustee of the Mainstay Mutual Funds Group. Previously, Mr. Nickelson was a Chairman of the Board of Greenfield Industries and the Pacific Stock Exchange, in addition to serving on many other Boards which included Allied Healthcare Products, Inc. and DT Industries.

                        EXECUTIVE OFFICERS OF THE COMPANY

     The  Company's  Executive  Officers are elected  annually by the  Company's
Board of Directors. Certain information regarding the Company's Executive Officers who are not Directors of the Company is set forth below.

     Claude Fernandez, age 45, Executive Vice President--Financial Operations, is a Managing Director, Executive Vice President and Chief Administrative Officer of W. P. Carey & Co. Mr. Fernandez joined W. P. Carey & Co. as Assistant Controller in March 1983, was elected Controller in July 1983, a Vice President in April 1986, a First Vice President in April 1987, a Senior Vice President in April 1989 and Executive Vice President in April 1991. Prior to joining W. P. Carey & Co., Mr. Fernandez was associated with Coldwell Banker, Inc. in New York for two years and with Arthur Andersen & Co. in New York for over three years. Mr. Fernandez, a Certified Public Accountant, received a B.S. in Accounting from New York University in 1975 and an M.B.A. in Finance from Columbia University Graduate School of Business in 1981.

     John J. Park, age 33, Executive Vice President, Chief Financial Officer and Treasurer, is a Senior Vice President, Treasurer and a Managing Director of W.
P. Carey & Co. Mr. Park became a First Vice President of W. P. Carey & Co. in April 1993 and a Senior Vice President in October 1995. Mr. Park joined W. P. Carey & Co. as an Investment Analyst in December 1987 and became a Vice President in July 1991. Mr. Park received a B.S. in Chemistry from Massachusetts Institute of Technology in 1986 and an M.B.A. in Finance from the Stern School of New York University in 1991.

     H. Augustus Carey, age 40, Senior Vice President and Secretary, is a Senior Vice President, Secretary and a Managing Director at W. P. Carey & Co. He returned to W. P. Carey & Co. as a Vice President in August 1988 and was elected a First Vice President in April 1992. Mr. Carey previously worked for W. P. Carey & Co. from 1979 to 1981 as Assistant to the President. From 1984 to 1987, Mr. Carey served as a loan officer in the North American Department of Kleinwort Benson Limited in London, England. He received his A.B. in Asian Studies from Amherst College in 1979 and a M.Phil. in Management Studies from Oxford University in 1984. He is the son of Francis J. Carey and the nephew of William
P. Carey.

     Edward V. LaPuma, age 25, First Vice President--Acquisitions, is a First Vice President and Research Officer for W. P. Carey & Co. and its Affiliate, CIP(TM). Mr. LaPuma joined W. P. Carey & Co. as an Assistant to the Chairman in July 1995, became a Second Vice President in July 1996, a Vice President in April 1997 and First Vice President in April 1998. A graduate of the University of Pennsylvania, Mr. LaPuma received a B.A. in Global Economics Strategies from The College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School.

     Samantha K. Garbus, age 30, Vice President--Asset Management, is a Vice President and a Director of Property Management of W. P. Carey & Co. Ms. Garbus became a Second Vice President of W. P. Carey & Co. in April 1995 and a Vice President in April 1997. Ms. Garbus joined W. P. Carey & Co. as a Property Management Associate in January 1992. Ms. Garbus received a B.A. in History from Brown University in 1990 and an M.B.A. from the Stern School of New York

University in January 1997.

     Susan C. Hyde, age 29, Vice President--Shareholder Services, is a Vice President and a Director of Investor Relations of W. P. Carey & Co. Ms. Hyde joined W. P. Carey & Co. in 1990, became a Second Vice President in April 1995 and a Vice President in April 1997. Ms. Hyde graduated from Villanova University in 1990 where she received a B.S. in Business Administration with a concentration in marketing and a B.A. in English.

     Robert C. Kehoe, age 37, Vice President--Accounting, a Vice President of W.
P. Carey & Co., joined W. P. Carey & Co. as a Senior Accountant in 1987. Mr. Kehoe became a Second Vice President of W. P. Carey & Co. in April 1992 and a Vice President in July 1997. Prior to joining W. P. Carey & Co., Mr. Kehoe was associated with Deloitte Haskins & Sells for three years and was Manager of Financial Controls at CBS Educational and Professional Publishing for two years. Mr. Kehoe received his B.S. in Accounting from Manhattan College in 1982 and his M.B.A. from Pace University in 1993.

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Shares as of the April 15, 1998 by (i) each of the Directors; (ii) the Chief Executive Officer of the Company; and (iii) all Directors and executive officers of the Company as a group. The business address of the individuals listed is 50 Rockefeller Plaza, New York, NY 10020.

                                                    Amount of Shares
                                                      Beneficially        Percentage
                Name                                    Owned (1)          of Class
                ----                                    ---------          --------
         Francis J. Carey                                 15,368               *
         Steven M. Berzin (2)                             28,113               *
         Gordon F. DuGan (3)                               5,300               *
         William P. Carey (4)                            797,928             3.28
         Eberhard Faber, IV (5)                            7,013               *
         Barclay G. Jones, III (6)                        31,344               *
         Lawrence R. Klein                                 2,026               *
         Donald E. Nickelson (7)                           8,821               *
         Charles C. Townsend                               3,026               *
         Reginald Winssinger                               2,026               *
         All Executive Officers and Directors
         as a Group (14 persons)                         928,810             3.82

---------
* Less than one percent.

(1) Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Except as noted, and except for any community property interests owned by spouses, the listed individuals have sole investment power and sole voting power as to all Shares which they are identified as being the beneficial owners.

(2) 17,500 of these Shares are held pursuant to a compensation arrangement with Carey Management LLC (the "Manager") and are subject to the restrictions connected therewith.

(3) 5,000 of these Shares are held pursuant to a compensation arrangement with the Manager and are subject to the restrictions connected therewith.

(4) Includes 610,363 Shares held by the Manager which Mr. Carey is deemed to be the beneficial owner of as a result of his indirect ownership of Carey Management LLC through W. P. Carey & Co., Inc., Carey Corporate Property, Inc., Seventh Carey Corporate Property, Inc., Eighth Carey Corporate Property, Inc. and Ninth Carey Corporate Property, Inc., the shareholders of Carey Management LLC. Also includes 66,300 Shares held by W. P. Carey & Co., Inc., 17,171 Shares held by Carey Corporate Property, Inc., 5,539 Shares held by Seventh Carey Corporate Property, Inc., 6,955 Shares held by Eighth Carey Corporate Property, Inc., and 5,263 Shares held by Ninth Carey Corporate Property, Inc. for which Mr. Carey is deemed to be the beneficial owner. See "Certain Transactions." Officers of Carey Management LLC who are not officers of the Company own an additional 23,000 Shares.

(5) Includes 3,175 Shares held by trusts of which Mr. Faber is a trustee and a beneficiary.

(6) 12,500 of these Shares are held pursuant to a compensation arrangement with the Manager and are subject to the restrictions connected therewith.

(7) Includes 388 Shares held by Mr. Nickelson's wife.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Company's Board of Directors have been appointed to serve on various committees of the Board of Directors. The Board of Directors has currently established three committees: (i) the Executive Committee; (ii) the Compensation Committee; and (iii) the Audit Committee.

     Executive Committee. The Executive Committee may authorize the execution of contracts and agreements, including those related to the borrowing of money by the Company. The Executive Committee will exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board of Directors and will monitor and advise the Board of Directors on strategic business planning for the Company. The Executive Committee consists of Messrs. William Carey (Chairman), Francis Carey and DuGan. No Executive Committee meetings have been held to date.

     Compensation Committee. The Compensation Committee is responsible for assuring that the officer and key management personnel of the Company are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive. The Compensation Committee will review annually the compensation and allowances for directors as recommended by Company management, review and approve distribution of incentive compensation or bonuses and the design of any new supplemental compensation program and, upon recommendation of company management, review and approve the number of Shares, price per share, and period of duration for stock grants under any approved share incentive plan. The members of the Compensation Committee are Messrs. Townsend (Chairman), Faber and Nickelson. No Compensation Committee meetings have been held to date.

     Audit Committee. The Audit Committee has been established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. Messrs. Nickelson (Chairman), Winssinger and Faber serve on the Audit Committee. One Audit

Committee meeting has been held in 1998 through March 31, 1998.

     The Board of Directors does not have a standing nominating committee.

                     COMPENSATION OF THE BOARD OF DIRECTORS

     The Company pays its Directors who are not officers of the Company fees for their services as Directors. Such Directors receive annual compensation of $35,000, currently consisting of $4,000 ($1,000 for each quarterly meeting) in cash and $31,000 in the form of restricted Shares. In addition, Mr. Nickelson receives additional compensation in the amount of $10,000 in the form of restricted Shares for serving as Chairman of the Company's Audit Committee. This compensation may be changed by the Board of Directors. Officers or employees of the Company or Manager who are Directors are not paid any director fees.

     Pursuant to the Company's Non-Employee Directors' Plan, each independent Director who was a member of the Board of Directors on the first day of trading of the Shares (January 21, 1998) was granted an option to purchase 4,000 Shares at an exercise price of $20 per Share and 1,250 restricted Shares. The exercise price of options granted under the Non-Employee Directors' Plan may be paid in cash, acceptable cash equivalents, Shares or a combination thereof. Options issued under the Non-Employee Directors' Plan are exercisable for ten years beginning one year from the date of grant.

     The  options  granted  under  the   Non-Employee   Directors'  Plan  become
exercisable as follows: 1,333 Shares on each of the first and second anniversaries of the date of grant and 1,334 Shares on the third anniversary of the date of grant provided that the Director is a member of the Board of Directors on such anniversary date or has not voluntarily retired from the Board.

     The Non-Employee Directors' Plan authorizes the issuance of up to 300,000 Shares. In addition to the initial grant, in subsequent annual periods, each independent Director is eligible to receive quarterly an award of options to purchase Shares or restricted Shares. Awards may be made on each April 1, July 1, October 1 and January 1 (each date, a "Quarterly Award Date") during the term of the Non-Employee Directors' Plan. As part of the compensation described above, each Independent Director may receive in lieu of restricted Shares, on each Quarterly Award Date on which he is a member of the Board of Directors, the number of options to purchase Shares or restricted Shares having a fair market value on that date that as nearly as possible equals, but does not exceed $6,250.

                             EXECUTIVE COMPENSATION

     The Company was organized as a Delaware limited liability company in October 1996. On January 1, 1998, the Company completed its merger with nine CPA(R) Partnerships. During 1996 and 1997 the Company had no employees and paid no compensation to any executive officer. The Company currently has one employee. The following table sets forth the base compensation to be awarded to Francis J. Carey, the Company's Chief Executive Officer, during 1998.

                                  SUMMARY COMPENSATION TABLE

                        Annual Compensation                Long Term Compensation
                        -------------------                ----------------------
                                                 Restricted Stock      Securities Underlying
                             Salary (1)            Awards ($) (2)          Options (#) (3)
                             ----------            --------------          ---------------
Francis J. Carey              $250,000               150,937.50                113,500
Chairman & Chief
Executive Officer

-----------
(1) Amount specified does not include bonuses or other annual compensation not reportable as Salary that may be paid.

(2) On January 1, 1998, Mr. Carey received a grant of 7, 500 Shares as part of his annual compensation. On January 1, 1998, the Shares were not publicly traded. On March 31, 1998 the closing price of the Company's Shares as listed on the New York Stock Exchange was $20.125. The transferability of these Shares is restricted.

(3) On January 1, 1998, Mr. Carey received options to purchase 38,500 Shares at $20 per Share. Mr. Carey also received a one-time grant of options to purchase 75,000 Shares at $20 per Share.

                                               OPTION GRANT IN FISCAL YEAR 1998

                                          Percent of
                                             Total                                                    Potential Realizable
                                            Options                                                     Value at Assumed
                                          Granted to                                                  Annual Rate of Share
                                           Employees                                                   Price Appreciation
                          Options         in Fiscal        Exercise Price       Expiration
                         Granted (1)         Year             per Share            Date                5%              10%
                         -----------         ----             ---------            ----             ----------     ----------
Francis J. Carey           113,500            100%               $20               1/08             $1,427,590     $3,617,795

---------
(1) The options will become exercisable for one-third of the covered Shares on each of January, 1999, January, 2000 and January, 2001.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The  Company  has  recently  established  a  Compensation  Committee.   The
Compensation Committee has the responsibility to monitor and implement the compensation program for the Company's executive officers and key management personnel. For 1998, the base salary of the Company's Chief Executive Officer was established by the Board of Directors prior to the completion of the Company's merger with the nine CPA(R) Partnerships. The Compensation Committee will meet during 1998 to determine the annual compensation, including any bonuses to be paid to the Company's Chief Executive Officer during 1998 and his 1999 compensation.

                                PERFORMANCE GRAPH

     For companies with securities registered under the Securities Exchange Act of 1934, Securities and Exchange Commission regulations require the presentation of a performance graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its securities to the cumulative total return of a broad equity market index and of a peer group of issuers for the past five years. No performance graph is required to be presented for the Company's Shares since the Company first became subject to such requirements in 1998.

                              CERTAIN TRANSACTIONS

Management Contract with Carey Management LLC

     Carey Management LLC, the Manager of the Company, provides both strategic and day-to-day management services for the Company including acquisition services, research, investment analysis, asset management, capital funding services, disposition of assets and administrative services for which it receives a fee from the Company. W. P. Carey & Co., a company which is owned solely by William P. Carey, a director of the Company, and its affiliates (Carey Corporate Property, Inc., Seventh Carey Corporate Property, Inc., Eighth Carey Corporate Property, Inc., and Ninth Carey Corporate Property, Inc.) own 100% of Carey Management, LLC.

Amounts Payable to the Manager

Amounts Payable by the Company.

     The following is a description of the fees payable by the Company to the Manager in connection with the services provided by the Manager.

     Management Fee and Performance Fee. The Manager is paid a monthly Management Fee at an annual rate of .5 percent of the Total Capitalization of the Company and a monthly Performance Fee at an annual rate of .5 percent of the Total Capitalization of the Company. The Performance Fee is paid in the form of restricted Shares which vest ratably over five years. The Total Capitalization of the Company is measured each month by adding (i) the average of total principal amount of the debt owed by the Company (measured as of the first and last day of each month) and (ii) the Average Market Capitalization of the Company (measured by multiplying the closing price of the Shares on each trading day of the month by the total number of Shares issued in connection with the merger of the Company with the nine CPA(R) Partnerships (the "Consolidation") outstanding each trading day, adding the product for each day and dividing the sum by the number of trading days in the month).

     Before the Shares are vested, the restricted Shares are not transferable and are subject to forfeiture in the event the Manager is terminated for cause or resigns. The restricted Shares vest immediately in the event of a change of control and certain other circumstances. The Management Fee and Performance Fee is each reduced by one-half of the amount received by the Manager from the Subsidiary Partnerships for property management or leasing fees and distributions of Cash from Operations from the Subsidiary Partnerships. The sale of the Shares is restricted pursuant to Rule 144 of the Securities Act of 1933, as amended. The fee amount is divided by the closing price of the Shares on the last trading day of the month to determine the number of Shares to be paid to the Manager.

     Termination Fee. If the Management Agreement is terminated in connection with a change of control, by the Company without cause or by the Manager with Good Reason, the Manager is entitled to receive a Termination Fee. The Termination Fee equals the sum of (A) any fees that would be earned by the Manager upon the disposition of the assets of the Company and the Subsidiary Partnerships at their appraised value as of the date the Management Agreement is terminated (the "Termination Date") and (B)(1) if the agreement is terminated by the Company after a change in control, $50 million if the change in control occurs on or before December 31, 1998 and thereafter, five times the total fees paid to the Manager by the Company and the Subsidiary Partnerships in the 12 months preceding the change in control and (2) if the agreement is terminated without cause or for Good Reason, $50 million if the agreement is terminated before December 31, 1999; $40 million if the agreement is terminated before December 31, 2000; $30 million if the agreement is terminated before December 31, 2001; $20 million if the agreement is terminated before December 31, 2002 and $10 million if the agreement is terminated before December 31, 2003.

     The  Manager  may  also  be  paid  fees  on  a   transactional   basis  for
acquisitions, dispositions and other similar transactions. The terms of such fees will be negotiated with the Board of Directors.

Amounts Payable by the Subsidiary Partnerships.

     The Manager is entitled to the distributions from the respective Subsidiary Partnerships described below. Distributions paid to the Manager by the Subsidiary Partnerships described in the following table reduce the management fee and performance fee otherwise payable to the Manager by the Company each by one-half of the amount paid by the Subsidiary Partnership:

        Subsidiary                                                                      Percentage of Distributions
        Partnership                     Property Management/ Leasing Fee                  of Cash from Operations
        -----------                     --------------------------------                  -----------------------
         CPA(R):1                     5% of Adjusted Cash from Operations                             1%

         CPA(R):2                     5% of Adjusted Cash from Operations                             1%

         CPA(R):3                     5% of Adjusted Cash from Operations                             2%

         CPA(R):4                     1% of gross lease payments(1)                                   6%

         CPA(R):5                     1% of gross lease payments(1)                                   6%

         CPA(R):6                     1% of gross lease payments(1)                                   6%

         CPA(R):7                     1% of gross lease payments(1)                                   6%

         CPA(R):8                     3% of gross lease payments over first
                                      five years of original term of each lease                      10%

         CPA(R):9                     3% of gross lease payments over first
                                      five years of original term of each lease.                     10%

-----------
(1) The management fee for properties not subject to leases with an initial term of less than 10 years is (i) six percent of the gross revenues of such leases where such Affiliate performs leasing, re-leasing and leasing related services, or (ii) three percent of gross revenues of such leases where such services are not performed; provided, however, that in no event shall such management fee exceed an amount which is competitive for similar services in the same geographic area and further provided that bookkeeping services and fees paid to non-Affiliates for management services shall be included in the management fee.

     Incentive Fee. The Manager is entitled to be paid an Incentive Fee equal to 15 percent of the amount of the net proceeds received from the sale of a property previously held by a CPA(R) Partnership in excess of the appraised value of the equity interest in such property used in the Consolidation less an adjustment for the share of such net proceeds in excess of the appraised value of the equity interest attributable to the Manager's interest in the Shares.

Amounts Paid to W. P. Carey & Co.

     Upon completion of the merger of the nine CPA(R) Partnerships, W. P. Carey & Co. received warrants to purchase 2,284,800 Shares at $21 per Share and 725,930 Shares at $23 per Share as compensation for investment banking services provided to the Company. The warrants are exercisable for a ten year period beginning January 1, 1999.

Amounts Paid/Payable to the General Partners

     In connection with the merger of the nine CPA(R) Partnerships, W. P. Carey & Co. and Affiliates (collectively, the "General Partners") received a subordinated preferred return of $5,111,000, measured based upon the cumulative proceeds arising from the sale of the CPA(R) Partnerships assets (with the exception of CPA(R):5). Carey Management is entitled to be paid a Preferred Return in connection with CPA(R):5 of $1,067,133 if the closing price of the Shares exceeds $23.11 for five consecutive days.

Livho, Inc. Transaction

     In connection with the Consolidation, the Company obtained a hotel in Livonia, Michigan which was not subject to a lease. The Company would be taxed as a corporation if it received more than a small percentage of its income from the operation of a hotel. In order to avoid taxation as a corporation, the Company leased the hotel to Livho Inc., a corporation wholly-owned by Francis J. Carey, the chairman and chief executive officer of the Company pursuant to a 10-year lease. Livho Inc. pays the Company a rent of $2,347,607 for 1998.

                              SHAREHOLDER PROPOSALS

     Any proposal which a Shareholder intends to present at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 15, 1998 in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has engaged the firm of Coopers & Lybrand as its independent public accountants, and the Board of Directors has selected Coopers & Lybrand as auditors for 1998.

     A representative of Coopers & Lybrand will be present at the Annual Meeting, will be given the opportunity to make any statement he desires to make and will be available to respond to questions.

                                  OTHER MATTERS

     The Board of Directors does not know of other matters which are likely to be brought before the meeting. However, in the event that any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy are expected to vote the Shares represented by such proxy on such matters in accordance with their best judgment.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy is to be borne by the Company.

     In addition to the solicitation of proxies by the use of the mails, the Company may utilize some of the officers and employees of the Manager (who will receive no compensation in addition to their regular salaries) to solicit proxies personally and by telephone. The Company does not currently intend to retain a solicitation firm to assist in the distribution of proxy statements and the solicitation of proxies, but if sufficient proxies are not returned to the Company it may retain an outside firm to assist in proxy solicitation for a fee estimated not to exceed $7,500 plus out of pocket expenses. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the Proxy Statement to their principals and to request authority for the execution of proxies, and will reimburse such persons for their expenses in so doing.

                                              By order of the Board of Directors

                                              /s/H. Augustus Carey
                                              --------------------
                                              H. Augustus Carey
                                              Secretary